NOTICE TO READER

The Company previously qualified as a “foreign private issuer” under applicable U.S. securities laws and on January 1, 2024, became subject to the rules and regulations of the Securities and Exchange Commission (“SEC”) applicable to U.S. domestic issuers, including periodic disclosure requirements such as Forms 10-K, 10-Q, and 8-K, rather than the forms the Company has filed or furnished with the SEC in the past as a foreign private issuer, such as Forms 20-F and 6-K, among other requirements.
Accordingly, the Company is now required to prepare its financial statements filed with the SEC in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”). As required pursuant to section 4.3(4) of Canadian Securities Administrators National Instrument 51-102 – Continuous Disclosure Obligations, the Company must restate its interim financial reports for the fiscal year ended December 31, 2023 in accordance with U.S. GAAP, such interim financial reports having previously been prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board.
The attached amended and restated interim unaudited condensed consolidated financial statements (the “Financial Statements”) for the three and nine months ended September 30, 2023 and 2022, is current as of November 13, 2023 and provides financial information for the three and nine months ended September 30, 2023, as amended and restated on April 29, 2024, solely to reflect the filing of the amended and restated unaudited condensed consolidated financial statements three and nine months ended September 30, 2023 and 2022 in accordance with U.S. GAAP. Other than as expressly set forth above, the Financial Statements do not, and do not purport to, update or restate the information in the original financial statements or reflect any events that occurred after the date of the filing of the original financial statements.
The Company’s Annual Report for the year ended December 31, 2023 filed on Form 10-K, filed with the SEC on March 15, 2024, as amended by the Form 10-K/A filed with the SEC on April 29, 2024 (“Annual Report”) is available under the Company’s profile on SEDAR at www.sedar.com and on EDGAR at www.sec.gov. Readers are cautioned that this MD&A should be read in conjunction with the Annual Report, including the audited consolidated financial statements and the related notes thereto included in Item 8 thereof.

UNAUDITED FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA
Index to Unaudited Condensed Consolidated Interim Financial Statements

Unaudited condensed consolidated statements of operations and comprehensive loss
Unaudited condensed consolidated balance sheets
Unaudited condensed consolidated statements of equity
Unaudited condensed consolidated statements of cash flows
Notes to the unaudited condensed consolidated interim financial statements

Li-Cycle Holdings Corp.
Unaudited condensed consolidated statements of operations and comprehensive loss
All dollar amounts presented are expressed in millions of US dollars except share and per share amounts

	For the three months ended September 30, 2023	For the three months ended September 30, 2022	For the nine months ended September 30, 2023	For the nine months ended September 30, 2022

Revenue
Product revenue	$3.5	$2.3	$9.7	$9.6
Recycling service revenue	1.2	0.5	2.2	1.2
Total revenue	4.7	2.8	11.9	10.8

Cost of sales
Cost of sales - Product revenue	(20.1)	(21.7)	(59.4)	(41.7)
Cost of sales - Recycling service revenue	—	—	—	—
Total cost of sales	(20.1)	(21.7)	(59.4)	(41.7)
Selling, general and administrative expense	(25.9)	(20.4)	(73.5)	(61.7)
Research and development	(2.7)	(0.6)	(4.9)	(1.9)
Loss from operations	$(44.0)	$(39.9)	$(125.9)	$(94.5)

Other income

Interest income	2.5	3.8	11.7	5.3
Interest expense	(0.2)	(2.5)	(1.4)	(9.2)
Foreign exchange loss (gain)	0.1	0.3	(0.9)	—
Fair value gain on financial instruments	10.9	19.9	17.5	42.5
	$13.3	$21.5	$26.9	$38.6

Net loss before taxes	$(30.7)	$(18.4)	$(99.0)	$(55.9)
Income tax	—	—	(0.1)	—
Net loss and comprehensive loss	$(30.7)	$(18.4)	$(99.1)	$(55.9)

Net loss and comprehensive loss attributable to
Shareholders of Li-Cycle Holdings Corp.	(30.7)	(18.4)	(99.0)	(55.9)
Non-controlling interest	—	—	(0.1)	—
Net loss and comprehensive loss	$(30.7)	$(18.4)	$(99.1)	$(55.9)

Loss per common share - basic and diluted	$(0.17)	$(0.10)	$(0.56)	$(0.33)

The accompanying notes are an integral part of the unaudited condensed consolidated interim financial statements.

Li-Cycle Holdings Corp.
Unaudited condensed consolidated statements of equity
All dollar amounts presented are expressed in millions of US dollars except share and per share amounts
	September 30,	December 31,
	2023	2022

Assets
Current assets
Cash and cash equivalents	$137.4	$517.9
Accounts receivable (net of allowance for credit losses of $0)	2.3	4.3
Other receivables	3.5	9.8
Prepayments, deposits and other current assets	51.8	95.2
Inventories, net	3.9	7.7
Total current assets	198.9	634.9

Non-current assets
Property, plant and equipment, net	591.2	210.0
Operating lease right-of-use assets	60.0	43.2
Finance lease right-of-use assets	0.1	—
Other assets	13.7	4.6
	665.0	257.8
Total assets	$863.9	$892.7

Liabilities
Current liabilities
Accounts payable	$19.4	$20.1
Accrued liabilities	79.8	51.8
Operating lease liabilities	4.4	4.3
Total current liabilities	103.6	76.2

Non-current liabilities
Operating lease liabilities	56.3	41.7
Finance lease liabilities	0.1	—
Deferred revenue	5.3	—
Convertible debt	282.8	272.8
Asset retirement obligations	2.6	0.4
	347.1	314.9
Total liabilities	$450.7	$391.1
Commitments and Contingencies (Note 18)

Equity
Common stock and additional paid-in capital Authorized unlimited shares, Issued and outstanding - 176.5 million shares (176.1 million shares at December 31, 2022)	646.2	635.3
Accumulated deficit	(232.7)	(133.6)
Accumulated other comprehensive loss	(0.3)	(0.3)
Non-controlling interest	—	0.2
Total equity	413.2	501.6
Total liabilities and equity	$863.9	$892.7

The accompanying notes are an integral part of the unaudited condensed consolidated interim financial statements.

Li-Cycle Holdings Corp.
Unaudited condensed consolidated statements of equity
All dollar amounts presented are expressed in millions of US dollars except share and per share amounts

	Number of common shares	Common stock and additional paid-in capital	Accumulated deficit	Accumulated other comprehensive loss	Equity attributable to the shareholders of Li-Cycle Holdings Corp.	Non-controlling interest	Total
Balance, December 31, 2021	163.2	520.5	(62.8)	(0.3)	457.4	—	457.4
Exercise of warrants	5.7	46.0	—	—	46.0	—	46.0
Settlement of RSUs	0.3	—	—	—	—	—	—
Shares issued for cash	5.3	49.7	—	—	49.7	—	49.7
Exercise of stock options	1.4	—	—	—	—	—	—
Stock-based compensation - RSUs	—	10.0	—	—	10.0	—	10.0
Stock-based compensation - options	—	5.9	—	—	5.9	—	5.9
Non-controlling interest in subsidiary	—	—	—	—	—	0.4	0.4
Net income and comprehensive loss	—	—	(55.9)	—	(55.9)	(0.1)	(56.0)
Balance, September 30, 2022	175.9	632.1	(118.7)	(0.3)	513.1	0.3	513.4

Balance, December 31, 2022	176.1	635.3	(133.6)	(0.3)	501.4	0.2	501.6
Settlement of RSUs	0.8	—	—	—	—	—	—
Exercise of stock options	1.3	—	—	—	—	—	—
Stock-based compensation - RSUs	—	8.5	—	—	8.5	—	8.5
Stock-based compensation - options	—	2.8	—	—	2.8	—	2.8
Payment to the holders of non-controlling interest in subsidiary	—	(0.4)	—	—	(0.4)	(0.2)	(0.6)
Net loss and comprehensive loss	—	—	(99.1)	—	(99.1)	—	(99.1)
Balance, September 30, 2023	178.2	$646.2	$(232.7)	$(0.3)	$413.2	$—	$413.2

Balance, June 30, 2022	175.3	627.7	(100.3)	(0.3)	527.1	0.3	527.4
Settlement of RSUs	0.3	—	—	—	—	—	—
Exercise of stock options	0.3	—	—	—	—	—	—
Stock-based compensation - RSUs	—	3.1	—	—	3.1	—	3.1
Stock-based compensation - options	—	1.3	—	—	1.3	—	1.3
Non-controlling interest in subsidiary	—	—	—	—	—	0.1	0.1
Net income and comprehensive income	—	—	(18.4)	—	(18.4)	(0.1)	(18.5)
Balance, September 30, 2022	175.9	$632.1	$(118.7)	$(0.3)	$513.1	$0.3	$513.4

Balance, June 30, 2023	177.8	642.2	(202.0)	(0.3)	439.9	—	439.9
Settlement of RSUs	0.3	—	—	—	—	—	—
Exercise of stock options	0.1	—	—	—	—	—	—
Stock-based compensation - RSUs	—	3.0	—	—	3.0	—	3.0
Stock-based compensation - options	—	1.0	—	—	1.0	—	1.0
Net loss and comprehensive loss	—	—	(30.7)	—	(30.7)	—	(30.7)
Balance, September 30, 2023	178.2	$646.2	$(232.7)	$(0.3)	$413.2	$—	$413.2
The accompanying notes are an integral part of the unaudited condensed consolidated interim financial statements.

Li-Cycle Holdings Corp.
Unaudited condensed consolidated statements of cash flows
All dollar amounts presented are expressed in millions of US dollars except share and per share amounts

	Nine months ended September 30,
	2023	2022
Operating activities
Net loss for the period	$(99.1)	$(55.9)
Adjustments to reconcile net loss to net cash used in operating activities:
Share-based compensation	10.7	15.5
Depreciation	6.4	3.0
Bad debt expense	1.0	—
Inventory write downs to net realizable value	(0.3)	7.6
Foreign exchange gain on translation	(0.3)	(1.3)
Fair value gain on financial instruments	(17.5)	(42.5)
Interest and accretion on convertible debt	8.9	9.3
Non-cash lease expense	0.1	0.5
	(90.1)	(63.8)
Changes in working capital items:
Accounts receivable	0.9	2.3
Other receivables	6.4	(4.4)
Prepayments and deposits	(15.3)	(7.9)
Inventories	3.9	(9.7)
Deferred revenue	5.3	—
Accounts payable and accrued liabilities	7.1	25.9
Net cash used in operating activities	$(81.8)	$(57.6)

Investing activities
Purchases of property, plant, equipment, and other assets	(298.3)	(139.3)
Net cash used in investing activities	$(298.3)	$(139.3)

Financing activities
Purchase of non-controlling interest	(0.4)	—
Proceeds from private share issuance, net of share issuance costs	—	49.7
Proceeds from convertible debt, net of issuance cost	—	198.7
Capital contribution from the holders of non-controlling interest	—	0.3
Net cash (used in) provided by financing activities	$(0.4)	$248.7

Net change in cash, cash equivalents and restricted cash	(380.5)	51.8
Cash, cash equivalents and restricted cash, beginning of period	517.9	563.7
Cash, cash equivalents and restricted cash, end of period	$137.4	$615.5

Supplemental non-cash investing activities:
Purchases of property and equipment included in liabilities	$16.1	$19.8
Supplemental information:
Interest paid	$—	$—

The accompanying notes are an integral part of the unaudited condensed consolidated interim financial statements.

Table of Contents
Li-Cycle Holdings Corp.
Notes to the condensed consolidated interim financial statements

All dollar amounts presented are expressed in millions of US dollars except share and per share amounts
1.Corporate information
Nature of operations
Li-Cycle’s core business model is to build, own and operate recycling plants tailored to regional needs. Li-Cycle’s Spoke & Hub Technologies™ provide an environmentally-friendly resource recovery solution that addresses the growing global lithium-ion battery recycling challenges supporting the global transition toward electrification.
Li-Cycle Holdings Corp. and its subsidiaries, (collectively “Li-Cycle” or the “Company”) started their business as Li-Cycle Corp., which was incorporated in Ontario, Canada under the Business Corporations Act (Ontario) (“OBCA”) on November 18, 2016. The Company's registered address is 207 Queens Quay West - Suite 590, Toronto, Ontario, Canada.
On August 10, 2021, in accordance with the plan of arrangement to reorganize Li-Cycle Corp., the Company finalized a business combination with Peridot Acquisition Corp., and the combined company was renamed Li-Cycle Holdings Corp. On closing, the common shares of Li-Cycle Holdings Corp. were listed on the New York Stock Exchange and commenced trading under the symbol “NYSE:LICY”.
2.    Summary of significant accounting policies
Basis of presentation
The accompanying unaudited condensed consolidated interim financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) for interim financial reporting and applicable quarterly reporting regulations of the SEC and are presented in U.S. Dollars. Accordingly, the unaudited condensed consolidated interim financial statements do not include all of the information and notes required by GAAP for complete financial statements.
These unaudited condensed consolidated interim financial statements should be read in conjunction with the Annual Report. The Company's significant accounting policies are disclosed on the referenced Annual Report. In the opinion of management, all adjustments (consisting of normal recurring adjustments) considered necessary for a fair statement of its financial position as of September 30, 2023, and the results of operations for the three and nine months ended September 30, 2023, and 2022, and cash flows for the three and nine months ended September 30, 2023, and 2022, have been included. The December 31, 2022 consolidated balance sheet data is derived from those audited consolidated financial statements.
Basis of consolidation
The Company consolidates all entities that it controls through a majority voting interest and all variable interest entities (“VIE”) for which it is the primary beneficiary. As at September 30, 2023, and comparative reporting periods, the Company does not hold any interest in companies that qualify as VIE. The Company has controlling financial interest in various voting interest entities (“VOE”) through its ownership of majority voting interests in the entities.
Intercompany accounts and transactions have been eliminated on consolidation.
Non-controlling interest is defined as equity in a subsidiary not attributable, directly or indirectly, to a parent where a parent controls one or more entities.
Changes in the Company’s ownership interest in a subsidiary that do not result in the loss of control of the subsidiary are accounted for as equity transactions.
Non-controlling interest is subsequently measured through the unaudited condensed consolidated interim statements of operations and comprehensive income (loss) and will be attributed based on ownership interest and distributions/dividends to the non-controlling interest.
Going concern

The going concern basis assumes that the Company will continue in operation for the foreseeable future and will be able to realize its assets and discharge its liabilities and commitments in the normal course of business. The Company's ability to

Li-Cycle Holdings Corp.
Notes to the consolidated financial statements

All dollar amounts presented are expressed in millions of US dollars except share and per share amounts support its operations and meet its financial obligations is dependent upon the Company’s continued access to short and long-term financing, timing of Hub construction and budgeted costs and future commodity prices.

There are risks and uncertainties affecting the Company's future financial position and performance including, but not limited to ongoing volatility in commodity prices and continued geopolitical uncertainties affecting treasury rates and construction costs. As a result, management concluded that there are material uncertainties related to the Company's ability to obtain short and long-term financing, which casts substantial doubt upon the Company’s ability to continue as a going concern. With these uncertainties, the Company could face liquidity constraints particularly related to escalating costs at its Rochester Hub, as well as, employee salaries and benefits and other ongoing operational costs. The Company has implemented mitigating initiatives available to it to strengthen its financial position and enhance liquidity depending on how these uncertain circumstances unfold, including:

•On October 23, 2023, Li-Cycle announced that it had paused construction work on its Rochester Hub, pending completion of a comprehensive review of the go-forward strategy for the project.

•In connection with the comprehensive review of the go-forward strategy of the Rochester Hub project, the Board of Directors (the “Board”) established a Special Committee of independent directors (the “Special Committee”) to, among other things, (1) oversee and supervise a strategic review of all or any of the Company’s operations and capital projects including its sales, general and administration functions, and (2) consider financing and other strategic alternatives.

•The Special Committee selected Moelis & Company LLC (“Moelis”) and other advisors to assist with exploring financing options to increase the liquidity of Li-Cycle and strategic alternatives, and to assist the Company with managing short-term liquidity and implementing liquidity generating initiatives.

•On November 1, 2023, the Company initiated the implementation of a cash preservation plan (the “Cash Preservation Plan”) including reducing staffing in its corporate support functions, pausing production at its Ontario Spoke and implementing a plan to manage lower levels of BM&E production at its remaining operating Spoke locations. The Cash Preservation Plan also involves reviewing existing plans for bringing on additional Spoke capacity and taking other steps to preserve the Company’s available cash while pursuing funding alternatives for the Company and continuing to review the go-forward strategy for the Rochester Hub project.

•The Company also continues to work with the United States Department of Energy ("DOE") Loan Programs Office on the previously announced U.S. DOE Loan initiative which would increase the Company’s cash balance and fund construction costs at its Rochester Hub.The Company also continues to work with the United States Department of Energy ("DOE") Loan Programs Office on the previously announced U.S. DOE Loan initiative which would increase the Company’s cash balance and fund construction costs at its Rochester Hub.

These factors represent material uncertainties that cast substantial doubt as to the Company’s ability to continue as a going concern. These unaudited condensed consolidated interim financial statements do not reflect adjustments that would be necessary if the going concern assumption were not appropriate. If the going concern basis was not appropriate for these unaudited condensed consolidated interim financial statements, adjustments may be necessary to the carrying value of assets and liabilities or reported expenses, and these adjustments could be material.
Reclassification
The Company reclassified certain amounts in the unaudited condensed consolidated interim financial statements to conform to the current period's presentation.
Use of estimates
The preparation of unaudited condensed consolidated interim financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions, which are evaluated on an ongoing basis, that affect the amounts reported in the Company's unaudited condensed consolidated interim financial statements and accompanying notes. Management bases its estimates on historical experience and on various other assumptions it believes to be reasonable at the time in the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities and disclosure, if any, of contingent assets and liabilities and reported amounts of revenues and expenses. Actual results could differ from those estimates and judgments.
Revisions to accounting estimates are recognized in the period in which the estimate is revised and in any future periods affected.
Significant accounting estimates include:
i.the determination of net realizable value of inventory;

Li-Cycle Holdings Corp.
Notes to the consolidated financial statements

All dollar amounts presented are expressed in millions of US dollars except share and per share amounts
ii.the determination of the useful life of property, plant and equipment;
iii.the determination of the useful life of intangible assets;
iv.the valuation and measurement of the convertible debt and the related conversion and redemption features;
v.the valuation and measurement of warrant liabilities;
vi.the determination of the undiscounted future cash flows and recoverability of the long-lived assets including cost to complete assets under construction and timing of the completion;
vii.the determination of the incremental borrowing rate and lease term for operating lease and finance lease right-of-use assets (“ROU assets”) and operating lease and finance lease liabilities; and
viii.the determination of the transaction price used for revenue recognition.

Impairment of long-lived assets
The Company reviews long-lived assets such as plant and equipment, intangible assets with finite useful lives and ROU assets for impairment whenever events or changes in circumstances indicate that the carrying value of the asset or asset group may not be recoverable. These events and circumstances may include significant decreases in the market price of an asset or asset group, significant changes in the extent or manner in which an asset or asset group is being used by the Company or in its physical condition, a significant change in legal factors or the business climate, a history or forecast of future operating or cash flow losses, significant disposal activity, a significant decline in the Company’s share price, a significant decline in revenue or adverse changes in the economic environment.
The long-lived asset impairment test requires the Company to identify its asset groups and test the impairment of each asset group separately. Determining the Company’s asset groups and related primary assets requires significant judgment by management. Different judgments could yield different results. The Company’s determination of its asset groups, its primary asset and its remaining useful life, estimated cash flows, the cost to complete the assets under construction and the timing of the completion are significant factors in assessing the recoverability of the Company’s assets for long-lived asset impairment testing.
As of September 30, 2023, the Company had two separate asset groups: its integrated Spoke and future Hub network in North America, and the EMEA Spoke network.
When indicators of impairment exist, long-lived asset impairment is tested using a two-step process. The Company performs a cash flow recoverability test as the first step, which involves comparing the asset group’s estimated undiscounted future cash flows to the carrying value of its net assets. If the net undiscounted cash flows of the asset group exceed the carrying value of its net assets, long-lived assets are not considered to be impaired. If the carrying value exceeds the net undiscounted cash flows, there is an indication of potential impairment and the second step of the long-lived asset impairment test is performed to measure the impairment amount. The second step involves determining the fair value of the asset group. Fair values are determined using valuation techniques that are in accordance with U.S. GAAP, including the income approach. If the carrying value of the asset group’s net assets exceeds its fair value, then the excess represents the maximum amount of potential impairment that will be allocated to long-lived assets in the asset group, with the limitation that the carrying value of each separable asset cannot be reduced to a value lower than its fair value.
Management determined that the pause on the construction work on its Rochester Hub project pending completion of a comprehensive strategic review to be an indicator for potential impairment requiring it to perform a recoverability assessment. These actions represent a trigger requiring management to perform a recoverability test in line with Step 1 of the impairment assessment which compares the expected net undiscounted cash flows to be derived from the asset group for the remaining useful life of the asset group’s primary asset compared to its carrying value. For the three and nine months ended September 30, 2023, the Company has not experienced impairment losses on its long-lived assets on the basis that the net undiscounted cash flows for the asset groups exceed their carrying values.
The determination of the future net undiscounted cash flows used in the recoverability test required significant judgment and estimate. The areas with the highest degree of judgment related to the North American asset group included:
• The determination of the primary asset of the North American asset group being the combination of the ROU asset arising from the ground lease related to the Rochester Hub and the Rochester Hub buildings, because they have the longest remaining useful life, the location of the land together with the building that is fundamental to the overall future operations of the Hub site and that the remainder of the equipment for this asset group would have not otherwise been acquired if not for this location and buildings.
• The life of the net undiscounted cash flow model was determined to be 40 years, to address estimation uncertainty relative to the remaining useful life of 49 years for the primary asset and align with the renewal options for the ground lease related to the Rochester Hub. The Company considered that it is reasonably certain that it will exercise each renewal option beyond the initial term, up to the maximum of 49 years inclusive of the initial non-cancellable period. To maintain

Li-Cycle Holdings Corp.
Notes to the consolidated financial statements

All dollar amounts presented are expressed in millions of US dollars except share and per share amounts the assets in good working order to generate cash flows over the projected term, sustaining capital expenditures were included based on widely accepted industry guidance from engineering, procurement, construction management firms and institutions such as the Chemical Engineering Plant Cost Index. The total cash flows were reviewed over the 40 years relative to the asset carrying value and it was noted that the carrying value of the asset group could be supported by the cash flows stemming from approximately the first 16 years of the model.
• Significant cash inflows:
• Financing to complete the construction of the Rochester Hub is assumed to be available to Li-Cycle. The company is pursuing funding alternatives in the form of bridge financing, project financing, and additional long-term funding alternatives. Two separate models were considered to reflect the impact of potential financing in a binary situation. The model which assumed no funding included significantly lower undiscounted net cash flows, which do not exceed the carrying amount of the North American asset group. If over time Li-Cycle does not obtain financing, there could be an impairment. The model which assumed no funding received a remote weighting when determining the amount of undiscounted net cash flows, however, was considered for completeness purposes.
• Revenues are driven by the sale of end products from the Hub in an MHP-only scenario and do not include the construction costs of the process areas required to produce nickel sulphate and cobalt sulphate. The key end product outputs include lithium carbonate and a mixed hydroxide product containing nickel, cobalt, and manganese. End product revenues can be further broken into price and volume.
• The Company was required to estimate the prices of commodities of the constituent metals of lithium-ion battery materials over the 40 years included in the recoverability test. The Company benchmarked the commodity prices based on external industry publications, the most significant metal contributing to the value of net undiscounted cash flows is lithium. Additionally, the Company was required to estimate the percentage of metal payables that the Company would receive on MHP products being sold (“MHP payables”), which was benchmarked to historical actual and forecasts from offtake partners.
• End product volumes are based on the capacities of the spoke network and Rochester Hub and are further impacted by the Company’s metal recoveries through the Spoke and Hub processes.
• Significant cash outflows:
• Rochester Hub forecasted commissioning and operating costs which are primarily driven by the cost of reagents, labor, and utilities were developed through internal engineering team input on the estimated costs associated with an MHP process.
• The prices that Li-Cycle pays for battery feedstock for the spoke network are generally tied to commodity prices for the metals contained in those battery feedstocks or products, notably nickel, and cobalt. The company estimated forecasted commodity prices as discussed above.
• Construction costs to complete the Rochester Hub were developed based on the technical report for an MHP process.
Recent accounting standards
In August 2020, the FASB issued Accounting Standards Update (“ASU”) 2020-06, “Debt - Debt with Conversion and Other Options” (Subtopic 470-20) and Derivatives and Hedging - Contracts in Entity’s Own Equity (Subtopic 815-40) (“ASU 2020-06”), to simplify accounting for certain financial instruments. ASU 2020-06 eliminates the current models that require separation of beneficial conversion and cash conversion features from convertible instruments and simplifies the derivative scope exception guidance pertaining to equity classification of contracts in an entity’s own equity. The new standard also introduces additional disclosures for convertible debt and freestanding instruments that are indexed to and settled in an entity’s own equity. ASU 2020-06 amends the diluted earnings per share guidance, including the requirement to use the if-converted method for all convertible instruments. ASU 2020-06 was applied on a fully retrospective basis once effective on January 1, 2023.

Li-Cycle Holdings Corp.
Notes to the consolidated financial statements

All dollar amounts presented are expressed in millions of US dollars except share and per share amounts
3.    Revenue – product sales and recycling services

	For the three months ended September 30, 2023	For the three months ended September 30, 2022	For the nine months ended September 30, 2023	For the nine months ended September 30, 2022
Product revenue recognized in the period	$3.5	$4.4	$15.7	$12.0
Fair value pricing adjustments	—	(2.1)	(6.0)	(2.4)
Product revenue	$3.5	$2.3	$9.7	$9.6
Recycling service revenue recognized in the period	1.2	0.5	2.2	1.2
Revenue	$4.7	$2.8	$11.9	$10.8
The Company's principal lines of business are the sale of products (notably Black Mass & Equivalents and shredded metal) and lithium-ion battery recycling services which together account for 100% of sales. The principal markets for the Company's products and recycling services are the United States of America and Canada.
Product revenue from Black Mass & Equivalents and shredded metal, and the related trade accounts receivables, are measured at initial recognition using provisional prices for the constituent metals on initial recognition and any unsettled sales are remeasured at the end of each reporting period using the market prices of the constituent metals. Changes in fair value are recognized as an adjustment to product revenue, and the related accounts receivable, and can result in gains and losses when the applicable metal prices increase or decrease from the date of initial recognition.
5.    Fair value gain (loss) on financial instruments
The following table summarizes the Company's fair value gain (loss) on financial instruments:

	For the three months ended September 30, 2023	For the three months ended September 30, 2022	For the nine months ended September 30, 2023	For the nine months ended September 30, 2022
Fair value gain (loss) on embedded derivatives	$10.9	$19.9	$17.5	$31.4
Fair value gain on warrants	—	—	—	11.1
Fair value gain (loss) on financial instruments	$10.9	$19.9	$17.5	$42.5
6.    Accounts receivable, net
The Company recognizes current estimated credit losses (“CECL”) for trade receivables not subject to provisional pricing. The CECL for accounts receivable are estimated based on days past due consisting of customers with similar risk characteristics that operate under similar economic environments. The Company determines the CECL based on an evaluation of certain criteria and evidence of collection uncertainty including client industry profile. When specific customers are identified as no longer sharing the same risk profile as their current pool, they are removed from the pool and evaluated separately.
The allowance for credit losses as at September 30, 2023 was $nil (December 31, 2022 : $nil) and no expected credit loss provisions were recognized for the year ended September 30, 2023.
No bad debt expense was recorded for the periods presented.
Accounts receivable are stated at the amount the Company expects to collect. The Company generally does not require collateral or other security in support of accounts receivable. To reduce credit risk, the Company performs ongoing credit evaluations of its customers’ financial condition.

Li-Cycle Holdings Corp.
Notes to the consolidated financial statements

All dollar amounts presented are expressed in millions of US dollars except share and per share amounts
7.    Other receivables

As at	September 30, 2023	December 31, 2022
Non-trade receivable	$—	$3.5
Sales taxes receivable	2.7	3.9
Other receivable	0.8	2.4
Total other receivables	$3.5	$9.8
Other receivables consist primarily of interest receivable.
8.    Prepayments, deposits and other current assets

As at	September 30, 2023	December 31, 2022
Prepaid equipment deposits	$33.4	$86.1
Prepaid transaction costs	5.7	0.6
Prepaid lease deposits	5.7	2.9
Prepaid insurance	7.1	6.0
Prepaid construction charges	3.1	1.4
Other prepaids	3.6	2.4
Total prepayments, deposits and other current assets	$58.6	$99.4
Non-current security deposits	(5.0)	(2.4)
Non-current insurance	(1.8)	(1.8)
Current prepayments and deposits	$51.8	$95.2
Other prepaids consist principally of other deposits, prepaid subscriptions and financial assurance. Non-current security deposits and non-current insurance are recorded in other assets on the unaudited condensed consolidated interim statements of financial position.
9.    Inventories, net

As at	September 30, 2023	December 31, 2022
Raw materials	$0.3	$5.2
Finished goods	2.5	1.8
Parts and tools	1.1	0.7
Total inventories, net	$3.9	$7.7

The inventory balances for raw materials and finished goods are adjusted to the lower of cost or net realizable value. For the three and nine months ended September 30, 2023, a reversal of prior period write down for inventory was $0.1 million and $0.3 million, respectively (three and nine months ended September 30, 2022: write down of $7.8 million and $7.6 million, respectively). The adjustments are recorded in cost of sales in the unaudited condensed consolidated interim statements of operations and comprehensive income (loss).

Li-Cycle Holdings Corp.
Notes to the consolidated financial statements

All dollar amounts presented are expressed in millions of US dollars except share and per share amounts
10.    Property, plant and equipment, net

As at	September 30, 2023	December 31, 2022
Plant equipment	$56.4	$38.1
Computer equipment	2.4	2.1
Vehicles	0.3	0.3
Leasehold improvement	13.5	9.9
Assets under construction	531.9	166.8
	$604.5	$217.2
Less – accumulated depreciation	(13.3)	(7.2)
Total property, plant and equipment, net	$591.2	$210.0
For the three and nine months ended September 30, 2023, $5.4 million and $29.9 million in borrowing costs (for the three and nine months ended September 30, 2022: $6.0 million and $6.0 million) were capitalized to assets under construction, respectively. The capitalization rate used to determine the amount of borrowing costs eligible for capitalization in the period was 12.4% which is the weighted average effective interest rate of the Company's effective interest rates on its leases and convertible debt.
Refer to Note 18 for details of contractual commitments to purchase fixed assets.
11.    Leases
The Company’s lease portfolio is predominately operating leases for plant operations, storage facilities, and office space for employees. The Company presents operating lease and finance lease balances separately on the consolidated balance sheets. The Company’s finance leases relate to plant operations. The Company does not include options to extend leases in the lease term until they are reasonably certain to be exercised. The following table presents the Company's lease balances and their classification on the consolidated balance sheets:

	FOr the three months ended September 30, 2023	For the three months ended September 30, 2022	For the nine months ended September 30, 2023	For the nine months ended September 30, 2022
Operating lease cost	$2.7	$2.1	$7.0	$4.8
Variable lease cost	0.4	0.4	1.2	1.2
Total lease cost	$3.1	$2.5	$8.2	$6.0
The weighted average remaining lease term of the Company's premises and equipment operating leases is 14.59 years as at September 30, 2023, and 16.11 as at December 31, 2022. The weighted average remaining lease term of the Company's premises and equipment finance leases is 3.08 years as at September 30, 2023 and 2.69 years as at December 31, 2022.
The weighted average lease discount rate of the Company's premises and equipment operating leases is 7.64% as at September 30, 2023, and 7.12% as at December 31, 2022. The weighted average lease discount rate of the Company's premises and equipment finance leases is 11.65% as at September 30, 2023 2023 and 11.83% as at December 31, 2022.

Supplemental Cash Flow Related Disclosures	For the nine months ended September 30, 2023	For the nine months ended September 30, 2022

Cash paid for amounts related to lease liabilities:
Operating cash flows from operating leases	$7.2	$4.8

Recognition of ROU assets and lease liabilities for new operating leases	$18.7	$25.8

Li-Cycle Holdings Corp.
Notes to the consolidated financial statements

All dollar amounts presented are expressed in millions of US dollars except share and per share amounts
Maturities of lease liabilities were as follows:

Years ending December 31	Operating Leases	Finance Leases
Remainder of 2023	$1.9	$0.1
2024	7.2	0.2
2025	7.3	0.2
2026	7.3	0.2
2027	6.6	0.2
2028	6.2	0.2
Thereafter	51.5	11.6
Total future minimum lease payments	$88.0	$12.7
Imputed interest	(27.6)	(12.7)
Total lease liabilities	$60.4	$—
At September 30, 2023, none of the Company's executed leases that had not yet commenced will create significant rights or obligations in the future and sublease transactions are not material. There were no restrictions or covenants imposed by its leases.
11.    Other assets

As at	September 30, 2023	December 31, 2022
Non-current security deposits	$5.0	$2.4
Non-current insurance	1.8	1.8
Restoration deposit	3.2	—
Restricted cash	2.2	—
Intangible assets, net	1.5	0.4
Total other assets	$13.7	$4.6
As of September 30, 2023 and December 31, 2022, the Company's intangible assets consisted of the following:

As at	September 30, 2023	December 31, 2022
Internal-use software	$0.5	$—
Cloud computing arrangements	1.1	0.4
	$1.6	$0.4
Less - accumulated amortization	(0.1)	—
Intangible assets, net	$1.5	$0.4
Amortization expense relating to cloud computing arrangements is recorded in selling, general and administrative expenses for the three and nine months ended September 30, 2023 is $nil (for the three and nine months ended September 30, 2022:$nil).
12.    Related party transactions
The following table summarizes the other expenses incurred with related parties:

	For the three months ended September 30, 2023	For the three months ended September 30, 2022	For the nine months ended September 30, 2023	For the nine months ended September 30, 2022
Related party expense - Fade In Production Pty.	—	—	0.1	0.1
Related party expense - Consulero Inc.	—	—	—	0.1
Related party expense - Glencore	0.1	—	0.1	—
Total expenses incurred with related parties	$0.1	$—	$0.2	$0.2

Li-Cycle Holdings Corp.
Notes to the consolidated financial statements

All dollar amounts presented are expressed in millions of US dollars except share and per share amounts
Related Party Debt
The Company has convertible debt instruments with Glencore Ltd. (“Glencore”), refer to Note 17 for more information.
Related-Party Revenue
The Company has agreements with Glencore, pursuant to which Glencore purchases for its internal consumption or on-sale to third party end customers, certain by-products produced at the Company's Spokes, including shredded metal. Product revenue from Glencore was $0.6 million for the three months ended September 30, 2023 ($0.1 million for the three months ended September 30, 2022). Product revenue from Glencore was $1.8 million for the nine months ended September 30, 2023 ($1.5 million for the nine months ended September 30, 2022). Trade receivables from Glencore as of September 30, 2023 were $0.2 million ($0.3 million as of December 31, 2022).

Related-Party Expenses
The Company records all related party expenses at exchange amount.
The Company has engaged Fade In Production Pty. Ltd., which is controlled by certain members of the immediate family of the Executive Chair of Li-Cycle, to provide it with corporate video production services since 2017.
From April 1, 2020 to June 30, 2022, the Company engaged Ashlin BPG Marketing, a related party as described above, to provide it with Li-Cycle branded promotional products for both customers and employees. The Company terminated its relationship with the vendor, effective June 30, 2022.
From September 1, 2020 to July 31, 2022, the Company engaged Consulero Inc., which is controlled by certain members of the immediate family of the Company's President and Chief Executive Officer, to provide it with technology services in relation to the Company's inventory management system. The Company terminated its relationship with the vendor, effective July 31, 2022.
On May 31, 2022, the Company entered into agreements with Glencore, pursuant to which Glencore earns (i) sourcing fees on feed purchased for the Company's Spokes; and (ii) marketing fees on the sale of Black Mass & Equivalents sold to third parties. Sourcing fees and marketing fees payable to Glencore as of September 30, 2023 were $nil (December 31, 2022: $nil).
13.    Accounts payable and accrued liabilities

As at	September 30, 2023	December 31, 2022
Trade payables	$19.4	$20.1
Accrued fixed assets	55.2	32.7
Accrued expenses	13.2	9.3
Accrued compensation	11.4	9.8
Total accounts payable and accrued liabilities	$99.2	$71.9
Accrued fixed assets relate to accrued amounts specifically related to the purchase of fixed assets once the Company has obtained control over the assets.
14.    Deferred revenue
On March 28, 2023 the Company signed a definitive agreement for a global lithium-ion battery recycling partnership with a leading global provider of industrial trucks and supply chain solutions. As part of the agreement, the Company received Euro €5.0 million ($5.4 million) in reservation fee for future battery waste recycling services. The reservation fee was initially

Li-Cycle Holdings Corp.
Notes to the consolidated financial statements

All dollar amounts presented are expressed in millions of US dollars except share and per share amounts recognized in deferred revenue and will be recognized in revenue as the services are provided, which is expected to be over a period of five years.

As at	September 30, 2023	December 31, 2022
Balance, beginning of the period	$—	$—
Additions	5.4	—
Foreign exchange loss	(0.1)	—
Balance, end of the period	$5.3	$—
Current deferred revenue	—	—
Non-current deferred revenue	$5.3	$—
15.    Convertible debt

As at	September 30, 2023	December 31, 2022
KSP Convertible Notes (a)	$97.5	$91.4
Glencore Convertible Notes (b)	185.3	181.4
Total Convertible Debt at end of the period	$282.8	$272.8
The KSP Convertible Notes and the Glencore Convertible Notes are both unsecured debt instruments. Amount of maturities and sinking fund requirements for convertible debt instruments, with interest components rolled into principal, for each of the next five years ended September 30 are as follows:

2024	$—
2025	—
2026	148.6
2027	297.7
2028	—
Thereafter	—
Total	$446.3
(a)KSP Convertible Notes

As at	September 30, 2023	December 31, 2022
Principal of convertible note at beginning of period	$110.2	$105.9
Issuance of convertible notes	4.4	4.3
Principal of convertible notes at end of the period	$114.6	$110.2

Conversion feature at beginning of period	$6.0	$9.1
Conversion feature issued	—	—
Fair value (gain) loss on embedded derivative	(4.1)	(3.1)
Conversion feature at end of period	$1.9	$6.0

Debt component at beginning of the period	$85.5	$83.3
Debt component issued	4.4	4.3
Transaction costs	—	—
Accrued interest paid in kind	(4.4)	(4.3)
Accrued interest expense	10.1	2.1
Debt component at end of period	$95.6	$85.4
Total convertible debt at end of period	$97.5	$91.4

Li-Cycle Holdings Corp.
Notes to the consolidated financial statements

All dollar amounts presented are expressed in millions of US dollars except share and per share amounts
On September 29, 2021, the Company entered into a Note Purchase Agreement (the “KSP Note Purchase Agreement”) with Spring Creek Capital, LLC (an affiliate of Koch Strategic Platforms, LLC, being a subsidiary of Koch Investments Group) and issued an unsecured convertible note (the "KSP Convertible Note”) for a principal amount of $100 million to Spring Creek Capital, LLC. The KSP Convertible Note will mature on September 29, 2026, unless earlier repurchased, redeemed or converted. Interest on the KSP Convertible Note is payable semi-annually, and Li-Cycle is permitted to pay interest on the KSP Convertible Note in cash or by payment in-kind (“PIK”), at its election. Interest payments made in cash were based on an interest rate of LIBOR plus 5.0% per year, and PIK interest payments are based on an interest rate of LIBOR plus 6.0% per year, with a LIBOR floor of 1% and a cap of 2%. Once LIBOR interest rate is no longer published, the interest rate will instead be based on the sum of the Secured Overnight Financing Rate ("SOFR") and the average spread between the SOFR and LIBOR during the three-month period ending on the date on which LIBOR ceases to be published, subject to a floor of 1% and cap of 2%. The effective interest rate of the KSP Convertible Note is 14.0%.
The PIK election results in the issuance of a new note under the same terms as the KSP Convertible Note, issued in lieu of interest payments with an issuance date on the applicable interest date. On May 1, 2022, Spring Creek Capital, LLC assigned the KSP Convertible Note and the PIK note outstanding at that time to an affiliate, Wood River Capital, LLC. The Company has elected to pay interest by PIK since the first interest payment date of December 31, 2021. The KSP Convertible Note and the PIK notes issued thereunder are referred to collectively as the "KSP Convertible Notes”, and as at September 30, 2023, comprised the following:

Note	Date Issued	Amount Issued
KSP Convertible Note	September 29, 2021	$100.0
PIK Note	December 31, 2021	1.8
PIK Note	June 30, 2022	4.1
PIK Note	December 31, 2022	4.3
PIK Note	June 30, 2023	4.4
Total		$114.6
At the option of the holder, the KSP Convertible Notes may be converted into common shares of the Company at a conversion price of $13.43, subject to customary anti-dilutive adjustments. If the Company's share price is equal to or greater than $17.46, for a period of twenty consecutive days, the Company can force conversion of the KSP Convertible Notes at an amount equal to the sum of principal, accrued but unpaid interest, plus any make-whole amount which equal to the undiscounted interest that would have been payable from the date of conversion to the maturity date. At the Company's option at any time, the Company can also redeem all of the KSP Convertible Notes at any time for a cash purchase price equal to 130% of the principal plus unpaid interest until maturity. The conversion feature under the KSP Convertible Notes has been recorded as a bifurcated embedded derivative liability since the conversion ratio does not always result in a conversion of a fixed dollar amount of liability for a fixed number of shares due to the optionality of the interest rate utilized on conversion at the Company's option. The KSP Convertible Notes are also subject to redemption upon a change of control event or an event of default. Under an event of default, redemption happens upon occurrence of an event at the holder’s discretion. Under a change of control event, mandatory redemption happens upon occurrence of an event. Both the change of control and event of default options under the KSP Convertible Notes have been recorded as bifurcated embedded derivative liabilities as the redemption price triggered by these features represents a substantial premium over the principal amount. The bifurcated embedded derivatives are measured at fair value bundled together as a single compound embedded derivative. As at September 30, 2023, no conversions or redemptions had taken place.
The fair value of the compound embedded derivative upon issuance of the KSP Convertible Notes was determined to be a liability of $27.7 million whereas the remaining $72.3 million, net of transaction costs of $1.6 million, was allocated to the principal portion of the debt. During the three months ended September 30, 2023, the Company recognized a fair value loss of $4.1 million on the embedded derivatives. The embedded derivatives were valued using the Binomial Option Pricing Model. The assumptions used in the model were as follows:

	(Issuance date) September 29, 2021	December 31, 2022	September 30, 2023
Risk free interest rate	1.1%	4.2%	4.9%
Expected life of options	5.0 years	3.8 years	3.0 years
Expected dividend yield	0.0%	0.0%	0.0%
Expected stock price volatility	66%	63%	53%
Share Price	$12.56	$4.76	$3.55

Li-Cycle Holdings Corp.
Notes to the consolidated financial statements

All dollar amounts presented are expressed in millions of US dollars except share and per share amounts
Expected volatility was determined by calculating the average implied volatility of a group of listed entities that are considered similar in nature to the Company.
(b)Glencore Convertible Notes

As at	September 30, 2023	December 31, 2022
Principal of convertible note at beginning of period	$208.1	$200.0
Issuance of convertible notes	8.4	8.1
Principal of convertible note at end of period	$216.5	$208.1

Conversion feature at beginning of period	$16.5	$34.8
Conversion feature issued	—
Fair value (gain) loss on embedded derivative	(13.4)	(18.3)
Conversion feature at end of period	$3.1	$16.5

Debt component at beginning of period	$164.9	$161.3
Debt component issued	8.4	8.1
Transaction costs	—
Accrued interest paid in kind	(8.4)	(8.1)
Accrued interest expense	17.3	3.6
Debt component at end of period	$182.2	$164.9
Total Convertible Debt at end of period	$185.3	$181.4
On May 31, 2022, the Company issued an unsecured convertible note (the “Glencore Note”) for a principal amount of $200 million to Glencore Ltd. (“Glencore”), a subsidiary of Glencore plc (LON: GLEN). The Glencore Note will mature on May 31, 2027 unless there is an earlier repurchase, redemption or conversion. Interest on the Glencore Note is payable semi-annually, with Li-Cycle permitted to pay interest on the Glencore Note in cash or by payment in-kind (“PIK”), at its election. Interest payments made in cash are based on an interest rate of the SOFR for a tenor comparable to the relevant interest payment period plus 0.42826% (the “Floating Rate”) plus 5% per annum if interest is paid in cash and plus 6% per annum if interest is paid in PIK. The Floating Rate has a floor of 1% and a cap of 2%. The PIK election results in the issuance of a new note under the same terms as the initial Glencore Note, issued in lieu of interest payments with an issuance date on the applicable interest date. The effective interest rate of the Glencore Note is 13.5%.
The Company has elected to pay interest by PIK since the first interest payment on November 30, 2022. The Glencore Note and the PIK notes issued thereunder are referred to collectively as the “Glencore Convertible Notes”, and as at September 30, 2023, comprised the following:

Note	Date Issued	Amount Issued
Glencore Convertible Note	May 31, 2022	$200.0
PIK Note	November 30, 2022	$8.1
PIK Note	May 31, 2023	8.4
Total		$216.5
At the option of the holder, the Glencore Convertible Notes may be converted into common shares of the Company at a conversion price of $9.95, subject to customary anti-dilutive adjustments. The conversion feature under the Glencore Convertible Notes has been recorded as an embedded derivative liability as the conversion ratio does not always result in a conversion of a fixed dollar amount of liability for a fixed number of shares due to the optionality of the interest rate utilized on conversion at the Company's option. The Glencore Convertible Notes are also subject to redemption upon a change of control event or an event of default. Under an event of default, redemption happens upon occurrence of an event at the holder’s discretion. Under a change of control event, mandatory redemption happens upon occurrence of an event. The change of control, event of default, and optional redemption options under the Glencore Convertible Notes have been recorded as bifurcated embedded derivative liabilities. The bifurcated embedded derivatives are measured at fair value bundled together as a single compound embedded derivative. As at September 30, 2023, no conversion or redemption had taken place.
In connection with any optional redemption and provided that Glencore has not elected to convert the Glencore Note into common shares, the Company must issue warrants (the “Glencore Warrants”) to Glencore on the optional redemption date that entitle the holder to acquire, until the maturity date of the Glencore Note, a number of common shares equal to the principal

Li-Cycle Holdings Corp.
Notes to the consolidated financial statements

All dollar amounts presented are expressed in millions of US dollars except share and per share amounts amount of the Glencore Note being redeemed divided by the then applicable conversion price. The initial exercise price of the Glencore Warrants will be equal to the conversion price as of the optional redemption date.
The fair value of the embedded derivative liability upon issuance of the Glencore Convertible Notes was determined to be $46.2 million with the remaining $153.8 million, net of transaction costs of $1.3 million, allocated to the initial amortized cost of the host debt instrument. During the three months ended September 30, 2023, the Company recognized a fair value loss of $13.4 million on the embedded derivatives. The embedded derivatives were valued using the Finite Difference Method. The assumptions used in the model were as follows:

	(Issuance date) May 31, 2022	December 31, 2022	September 30, 2023
Risk free interest rate	2.9%	4.2%	4.8%
Expected life of options	5.0 years	4.4 years	3.7 years
Expected dividend yield	0.0%	0.0%	0.0%
Expected stock price volatility	68%	63%	53%
Share Price	$8.15	$4.76	$3.55
Expected volatility was determined by calculating the average implied volatility of a group of listed entities that are considered similar in nature to the Company.
16.    Common stock and additional paid-in capital
The following details the changes in issued and outstanding common shares for the nine months ended September 30, 2023.

(in millions)	Number of shares outstanding	Amount
Common shares and additional paid-in capital outstanding as at December 31, 2022	176.1	635.3
Settlement of RSUs	0.8	—
Exercise of stock options	1.3	—
Stock-based compensation - RSUs	—	8.5
Stock-based compensation - options	—	2.8
Payment to the holders of non-controlling interest in subsidiary	—	(0.4)
Common shares and additional paid-in capital outstanding as at September 30, 2023	178.2	$646.2
17.    Financial instruments and financial risk factors
Fair values
The Company’s financial assets and financial liabilities measured at fair value on a recurring basis are as follows:

As at September 30, 2023	Balance	Level 1	Level 2
Accounts receivable (subject to provisional pricing)	$2.3	$—	$2.3
Conversion feature of convertible debt (refer to Note 15)	5.0	—	5.0

As at December 31, 2022	Balance	Level 1	Level 2
Accounts receivable (subject to provisional pricing)	$1.2	$—	$1.2
Conversion feature of convertible debt (refer to Note 15)	22.5	—	22.5
Refer to Note 5 above for additional details related to measurement of accounts receivable and the concentration of credit risk of accounts receivable.
Currency risk
The Company is exposed to currency risk as its cash is mainly denominated in U.S. dollars, while its operations also require Canadian dollars and other currencies in addition to U.S. dollars. As at September 30, 2023, the impact of a 5% change in these respective currencies versus the U.S. dollar, would result in an immaterial impact.

Li-Cycle Holdings Corp.
Notes to the consolidated financial statements

All dollar amounts presented are expressed in millions of US dollars except share and per share amounts
Interest rate risk
Interest rate risk is the risk arising from the effect of changes in prevailing interest rates on the Company’s financial instruments. The Company is exposed to interest rate risk, as it has variable interest rate debt that includes an interest rate floor and cap. Refer to Note 15.
Credit risk
Credit risks associated with cash are minimal as the Company deposits the majority of its cash with large Canadian and U.S. financial institutions above a minimum credit rating and with a cap on maximum deposits with any one institution. The Company’s credit risks associated with receivables are managed and exposure to potential loss is also assessed as minimal.
The Company's revenue and accounts receivable primarily come from four key customers under long-term contracts. The Company manages this risk by engaging with reputable multi-national corporations in stable jurisdictions and performing a review of a potential customer’s financial health prior to engaging in business.
Market risk
The Company is exposed to commodity price movements for the inventory it holds and produces. Commodity price risk management activities are currently limited to monitoring market prices. The Company's revenues are sensitive to the market prices of the constituent payable metals in its products, notably cobalt and nickel.
The following table sets out the Company's exposure, in relation to the impact of movements in the cobalt and nickel price for the provisionally invoiced sales volume:

As at September 30, 2023	Cobalt	Nickel
Metric tonnes subject to fair value pricing adjustments	4,274.0	4,274.0
10% increase in prices	$0.4	$0.8
10% decrease in prices	$(0.4)	$(0.8)

As at December 31, 2022	Cobalt	Nickel
Metric tonnes subject to fair value pricing adjustments	4,428.0	4,428.0
10% increase in prices	$0.8	$1.4
10% decrease in prices	$(0.8)	$(1.4)
The following table sets out the period end commodity prices for cobalt and nickel:

As at September 30, 2023	Market price per tonne
Cobalt	$31,967
Nickel	$18,505

As at December 31, 2022	Market price per tonne
Cobalt	$41,337
Nickel	$30,400
Capital risk management
The Company manages its capital to ensure that entities in the Company will be able to continue as a going concern while maximizing the return to shareholders through the optimization of the debt and equity balance.
The capital structure of the Company consists of net cash (cash and cash equivalents after deducting convertible debt) and equity of the Company (comprising issued share capital and other reserves).
The Company is not subject to any externally imposed capital requirements as of September 30, 2023.

Li-Cycle Holdings Corp.
Notes to the consolidated financial statements

All dollar amounts presented are expressed in millions of US dollars except share and per share amounts
18.     Commitments and contingencies
As of September 30, 2023, there were $9.6 million in committed purchase orders or agreements for equipment and services (December 31, 2022: $9.5 million).
Legal Proceedings
The Company is and may be subject to various claims and legal proceedings in the ordinary course of its business. Due to the inherent risks and uncertainties of the litigation process, we cannot predict the final outcome or timing of claims or legal proceedings. The Company records provisions for such claims when an outflow of resources is considered probable and a reliable estimate can be made. No such provisions have been recorded by the Company.
U.S. Shareholder Class Action
On April 19, 2022, a putative securities class action lawsuit was filed in the U.S. District Court for the Eastern District of New York against the Company, its CEO, and its former CFO, on behalf of a proposed class of purchasers of the Company’s publicly traded securities during the period from February 16, 2021 through March 23, 2022. The complaint, which is captioned as Barnish v. Li-Cycle Holdings Corp., et al., 1:22-cv-02222 (E.D.N.Y.), alleges that the defendants issued false and misleading statements concerning Li-Cycle’s business, which were revealed when Blue Orca Capital published a short seller report on March 24, 2022. The complaint sought compensatory damages and an award of costs. The original complaint asserted claims under Sections 10(b) and 20(a) of the U.S. Securities Exchange Act of 1934 (the “Exchange Act”). On July 22, 2022, the court appointed The Lanigan Group, Inc. as lead plaintiff. On October 11, 2022, the lead plaintiff filed an amended complaint asserting claims pursuant to Section 14(a) of the Exchange Act and Sections 11 and 15 of the U.S. Securities Act of 1933 on behalf of a proposed class comprising: (a) all persons who were eligible to vote at Peridot Acquisition Corp.’s extraordinary general meeting held during August 2021, and (b) all persons who acquired Li-Cycle publicly traded securities pursuant to Li-Cycle’s March 2021 Registration Statement. Unlike the original complaint, the amended complaint did not assert any claims under either Section 10(b) or Section 20(a) of the Exchange Act. The claims in the amended complaint were asserted against both the Company and certain individual defendants, including Li-Cycle’s two Co-Founders, Li-Cycle’s former CFO, two current directors of Li-Cycle (who were also directors and/or officers of Peridot Acquisition Corp. at the time of the Business Combination), and certain other directors or officers of Peridot Acquisition Corp. at the time of the Business Combination. On December 19, 2022, the Company and each of the individual defendants moved to dismiss the amended complaint in its entirety. On October 6, 2023, the court granted defendants' motion to dismiss in its entirety, but granted lead plaintiff an opportunity to seek leave to replead. On October 23, 2023, lead plaintiff filed a notice of voluntary dismissal, and the court issued an order dismissing the case.

Putative U.S. Shareholder Class Action
On November 8, 2023, a putative securities class action lawsuit was filed in the U.S. District Court for the Southern District of New York against the Company and certain of its officers and directors on behalf of a proposed class of purchasers of the Company’s publicly traded securities during the period from June 14, 2022, through October 23, 2023. See Davis v. Li-Cycle Holdings Corp., et al., 1:23-cv-09894 (S.D.N.Y.). The complaint alleges that the Company issued false and misleading statements concerning the development of its Rochester Hub, which were allegedly revealed when the Company issued its press release on October 23, 2023, disclosing that the Company expects the aggregate cost for the Rochester Hub to exceed its previously disclosed guidance and is pausing construction work on the project pending further review. The complaint asserts claims under Sections 10(b) and 20(a) of the U.S. Securities Exchange Act of 1934 (the “Exchange Act”) and seeks compensatory damages and an award of costs. The Company intends to defend the action vigorously.

Li-Cycle Holdings Corp.
Notes to the consolidated financial statements

All dollar amounts presented are expressed in millions of US dollars except share and per share amounts
19.    Loss per share

	For the three months ended September 30, 2023	For the three months ended September 30, 2022	For the nine months ended September 30, 2023	For the nine months ended September 30, 2022
Total net loss	$(30.7)	$(18.4)	$(99.0)	$(55.9)
Weighted average number of common shares (in millions)	178.0	175.5	177.2	171.8
Effect of dilutive securities:
Stock options	—	—	—	—
Restricted share units	—	—	—	—
Dilutive number of shares	$178.0	$175.5	$177.2	$171.8
Basic and diluted loss per share	$(0.17)	$(0.10)	$(0.56)	$(0.33)
Adjustments for diluted loss per share were not made for the three months ended September 30, 2023 and September 30, 2022, as they would be anti-dilutive in nature. The following table presents shares from instruments that could dilute basic loss per share in the future, but were not included in the calculation of diluted loss per share because they are antidilutive for the periods presented:

As at	September 30, 2023	September 30, 2022
Stock options	$3.8	$4.6
Convertible debt
KSP Convertible Notes	8.5	7.9
Glencore Convertible Notes	21.8	—
Restricted share units	3.3	2.0
Total	$37.4	$14.5
20.    Segment reporting
The consolidated financial information presented in these financial statements is reviewed regularly by the Company’s chief operating decision maker (“CODM”) for making strategic decisions, allocations resources and assessing performance. The information review by CODM for decision making purposes aligns with the information provided above in the statements of operations and comprehensive income (loss), financial position, and cash flows. The Company’s CODM is its Chief Executive Officer.
The Company's revenue primarily comes from four key customers, as shown in the table below. The Company's remaining customers do not make up significant percentages of these balances. For additional details on product sales and fair value adjustments recognized in the period, refer to Note 3.

Revenue
	For the three months ended September 30, 2023	For the three months ended September 30, 2022	For the nine months ended September 30, 2023	For the nine months ended September 30, 2022
Customer A	32.3%	0.0%	34.2%	81.2%
Customer B	0.0%	0.0%	20.9%	0.0%
Customer C	9.2%	3.8%	13.6%	6.4%
Customer D	25.0%	85.7%	10.5%	0.0%
During the three and nine months ended September 30, 2023 and three and nine months ended September 30, 2022, the Company operated in Canada and the United States. As of September 30, 2023, there have not been sales of Black Mass & Equivalents and as such, product revenue has not been recognized in Europe. Management has concluded that the customers, and the nature and method of distribution of goods and services delivered, if any, to these geographic regions are similar in nature. The risks and returns across the geographic regions are not dissimilar; therefore, the Company operates as a single operating segment.
The following is a summary of the Company’s geographical information:

Li-Cycle Holdings Corp.
Notes to the consolidated financial statements

All dollar amounts presented are expressed in millions of US dollars except share and per share amounts

	Canada	United States	Germany	Other	Total
Revenues
Three months ended September 30, 2023	$0.1	$4.3	$—	$0.3	$4.7
Three months ended September 30, 2022	0.4	2.4	—	—	2.8
Nine months ended September 30, 2023	1.0	10.6	—	0.3	11.9
Nine months ended September 30, 2022	3.2	7.6	—	—	10.8

Non-current assets
As at September 30, 2023	$51.1	$569.8	$23.6	$20.5	$665.0
As at December 31, 2022	31.6	212.0	11.7	2.5	257.8
Revenue is attributed to each geographical location based on location of sale.
21.    Subsequent events
On November 1, 2023, the Company announced that its Board of Directors has adopted a limited duration shareholder rights plan (the “Rights Plan”). Pursuant to the Rights Plan, Li-Cycle will issue one right for each common share of the Company outstanding as of the close of business on November 10, 2023. While the Rights Plan is effective immediately, the rights generally will become exercisable only if an applicable person or group acquires beneficial ownership of 20% or more of Li-Cycle’s outstanding common shares in a transaction not approved by the Board of Directors. In that situation, each holder of a right (other than the acquiring person or group) will have the right to purchase, for the purchase price of $12.50, a number of common shares of the Company having a then-current market value of twice the purchase price. In addition, at any time after an applicable person or group acquires 20% or more of the Company’s common shares, the Board of Directors may, at its option, deem all or part of the rights exercised at a ratio of one common share for each outstanding right (other than rights owned by such person or group, which will have become void) for a nil purchase price per right. The Rights Plan will expire on October 30, 2024.
Subsequent to the Company’s October 23, 2023 announcement that it will be pausing the Rochester Hub project, certain contractor liens have been filed in New York State in relation to the project for an aggregate amount of approximately $29.0 million.